EXHIBIT 10.2

July 1, 1997

Mr. Joseph Singer, M.D.
c/o First Option Health Plan
2 Bridge Avenue
Red Bank, New Jersey  07701

Dear Joseph:

We are pleased to extend to you an offer of employment with Foundation Health Systems International ("FHS") in the exempt position of Chief Medical Officer for First Option Health Plan, with a monthly salary of $20,000.00 effective July 1, 1997. You are also eligible to receive a monthly auto allowance of $1,000.00. You will receive a $28,000.00 sign on bonus. You will report to Roger Birnbaum, President/CEO, First Option Health Plan.

You will be eligible to participate in the FHS Management Bonus Plan. Under this Plan you can earn a percentage of your base salary as a bonus, which will be equivalent with peers in similar positions. The FHS Management Bonus Plan will be subject to the discretion of the FHS Compensation and Stock Option Committee, if certain goals based upon FHS's, First Option Health Plan's and your individual performance are achieved. You must also be actively employed and on FHS's payroll at the time any such bonus is to be paid.

By signing this offer letter all previous employment contracts with FOHP are now null and void.

It is company policy that FHS associates are required to maintain all salary related matters in a strictly confidential manner.

You will be eligible to receive four months of severance pay upon your leaving the employ of the company as long as you are not terminated by the company for a reason of "just cause". "Just cause includes, without limitation, acts of dishonesty, insubordination or moral turpitude, conviction or arraignment of a felony, habitual drunkenness, narcotic drug addiction, or other material misconduct of any kind.

You will be eligible for consideration to receive and/or participate in the fringe benefits set forth in FHS's applicable Plan Documents, Associate Handbooks and/or Policy Statements, subject to FHS's right to enhance, increase, reduce, eliminate or otherwise modify at any time these or other fringe benefits (including the bonus plan reference above). FHS benefits include:

         Associate 401(k) Savings Plan.

         Employee Stock Purchase Plan.

         Group medical coverage for you and your eligible dependents at current monthly rates applicable to FHS's employees.

         Group dental coverage for you and your eligible dependents at current monthly rates applicable to FHS's employees.

         Short-term and long-term disability benefits.

         Company paid holidays and paid time off plan.

         Education assistance program.

         Pre-tax spending accounts.

You will also receive reimbursement for one CME program per year which would include 5 company paid days and reasonable costs for travel, meals and lodging to attend this program.

We are jointly agreeing, through this letter, that your employment with FHS is voluntary, on both our parts. While we both hope that our relationship will be a continuing one, we also agree that your employment is not for a fixed term, but is subject to termination by you or by FHS at any time with or without notice and for reasons which either party believes sufficient in its discretion.

The foregoing constitutes all of our agreements and understandings regarding your employment. There are no other oral or written agreements regarding your employment and no one else is authorized to make other agreements. Nothing in this offer of employment, or in any oral or written policy of FHS, may be construed to create an express or implied contact or to impose further contractual obligations in connection with your employment.

Please acknowledge your acceptance of this employment confirmation by signing the duplicate copy of this letter. The attached forms should be completed and returned along with the signed duplicate letter to our Corporate Human Resources Department at your earliest convenience, but, in any event, prior to your employment start date.

Joseph, this is an exciting time for FHS and we know you can make significant contributions to our success. If you have any questions or wish to discuss this confirmation, please feel free to contact either of us.

Sincerely,


FOHP                                                 FHS

/s/ ROGER BIRNBAUM                                   /s/ SHARON MAGUIRE
---------------------                                -------------------------
Roger Birnbaum                                       Sharon Maguire
President & CEO                                      Vice President of
                                                     Human Resources



Acknowledgment:



/s/ JOSEPH SINGER
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Signature                                             Date